Exhibit 99.1

Public Relations Contact

Jodi Sorensen

Adobe Systems Incorporated

408-536-2084

jsorensen@adobe.com

Investor Relations Contact

Mike Saviage

Adobe Systems Incorporated

408-536-4416

ir@adobe.com

Adobe Names Three New Members to its Board of Directors

SAN JOSE, Calif. — May 14, 2012 — Adobe Systems Incorporated (Nasdaq: ADBE) today announced the expansion of its board of directors from nine members to 12, and the addition of three new board members, effective May 14, 2012.

Joining Adobe’s board are:

•                  Amy Banse, managing director and head of funds for Comcast Ventures and senior vice president of Comcast Corporation, one of the world’s leading media, entertainment and communications companies;

•                  Frank Calderoni, executive vice president and chief financial officer of Cisco, a worldwide leader in networking that transforms how people connect, communicate and collaborate; and

•                  Laura Desmond, global chief executive officer of Starcom MediaVest Group, one of the largest brand communications groups in the world.

“We are pleased to welcome three individuals of this caliber to our board of directors,” said John Warnock and Chuck Geschke, co-chairmen of the board, Adobe. “Amy Banse, Frank Calderoni and Laura Desmond bring deep expertise in media and technology to our board, which are critical to our mission of being the category leader in digital media and digital marketing.”

Amy Banse

Amy Banse serves as managing director and head of funds, Comcast Ventures and senior vice president, Comcast Corporation. Prior to this role, she was president of Comcast Interactive Media (CIM), a division of Comcast responsible for developing Comcast’s online strategy and operating Comcast’s digital properties, including Fandango, Xfinity.com and Xfinitytv.com. Banse joined Comcast in 1991 and spent the early part of her career at Comcast overseeing the development of Comcast’s cable network portfolio. She received a bachelor of arts degree from Harvard and a juris doctor from Temple University School of Law.

Frank Calderoni

Frank Calderoni serves as executive vice president and chief financial officer at Cisco, managing the company’s financial strategy and operations.  Calderoni joined Cisco in 2004 from QLogic Corporation, a storage networking company where he was senior vice president and chief financial officer. Prior to that, he was senior vice president, Finance and Administration and chief financial officer for SanDisk Corporation, a flash data storage company. Before joining SanDisk, Calderoni spent 21 years at IBM, where he became vice president and held controller responsibilities for several divisions within the company. Calderoni holds a bachelor’s degree in accounting and finance from Fordham University and a master of business administration in finance from Pace University.

Laura Desmond

Laura Desmond is the global chief executive officer of Starcom MediaVest Group (SMG), a global marketing services company which is part of the Publicis Groupe.  She is also a member of the Publicis Groupe P12, an executive committee comprised of the company’s top global leaders.  Prior to her appointment as global chief executive officer in 2008, Desmond was chief executive officer of SMG—The Americas from 2007 to 2008 where she managed a network spanning the United States, Canada and Latin America. She was chief executive officer of MediaVest, based in New York, from 2003 to 2007, and from 2000 to 2002 she was chief executive officer of SMG’s Latin America group. In addition to Adobe, Desmond also serves on the board of directors of VivaKi, which is part of Publicis Groupe, and oversees SMG, as well as ZenithOptimedia, Digitas and Razorfish.  She holds a bachelor of business administration in marketing from the University of Iowa.

About Adobe Systems Incorporated

Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.

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